EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
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BRAEMAR HOTELS & RESORTS UNVEILS
NEW AUTOGRAPH COLLECTION PROPERTY IN PHILADELPHIA

The Notary Hotel to Feature Deluxe Amenities and Open in Early Summer 2019
DALLAS, May 1, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) today announced the planned opening of The Notary Hotel in early summer 2019. Listed on the National Register of Historic Places, the former Courtyard by Marriott Philadelphia Downtown underwent a rebranding and renovation in excess of $20 million to create The Notary Hotel. Fusing Philadelphia’s unique soul with its historic legacy, the hotel now joins Marriott International’s Autograph Collection® Hotels, a diverse portfolio of 177 independent hotels around the world that reflect unique vision, design and craft.
Originally designed by prolific architect Philip Johnson in the Classical Revival Style, The Notary Hotel occupies a landmark in the heart of Center City, Philadelphia boasting sophisticated, 1920s-inspired decor and furnishings. The 15-story building dates to 1926 and is ideally located at 21 North Juniper Street, across from City Hall as well as one block from the Pennsylvania Convention Center and from Reading Terminal Market.
Building on the unique history of the property, formerly City Hall Annex, the new name, The Notary Hotel, puts a figurative stamp on a new kind of civil service and is a place where history meets the modern. The redesign was led by Premier Project Management and uses a combination of original finishes and stylish upgrades including marble floors, chandeliers, coffered plaster ceilings, and decorative bronze molding. The lobby will also unite elements of local history and culture by prominently featuring a historical collection of antique typewriters and a distinctive collection of pedestaled bronze art sculptures of vintage hats.

The Notary Hotel will feature 499 guest rooms. Additionally, with over 10,000 square feet of conference space throughout 12 event rooms, the hotel offers substantial meeting and banquet space. Further, with the introduction of the 3,000-square foot Junipers Ballroom, the landmark hotel is positioned to become a signature Philadelphia wedding and business location.

The new on-site tapas restaurant, Sabroso, featuring a multi-course menu highlighting tapas dishes, a variety of craft beer, cocktails and wines along with free standing seating arrangements, creates the perfect space for local foodies, hotel guests and visitors. Working with local brewer La Colombe, the on-site Sorbo coffee house will serve both signature classic blends and single-origin coffees as well as teas. The space for Sabroso and Sorbo occupies the first floor of The Notary Hotel, located at the North-East edge of Penn Square, the central heart of the city and a very high-profile, heavily-foot-trafficked street frontage.
The Notary Hotel also prides itself on providing guests with unique local aspects sprinkled throughout the property, including a signature lobby soundtrack drawing from Philadelphia’s rich music history. A mix of Philly Soul, Hard Bop Jazz, and family friendly hip hop is in tune with the creative legacy and spirit of the city. Collaborating with local businesses, the in-room offerings will also prominently feature local brands while the public spaces will utilize local florists for events and personal orders.

Operating as the Courtyard by Marriott Philadelphia Downtown, the hotel achieved an Occupancy, ADR and RevPAR of 77.5%, $185, and $144, respectively, for the twelve months ended March 31, 2019.
“With its prime location across from City Hall, historical building designation and distinct amenities, the conversion of the hotel to an Autograph Collection property fills a desirable niche in the attractive downtown Philadelphia market,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “We look forward to realizing enhanced financial performance from this property as a result of our significant investment.”
For more information, or to make reservations, please visit The Notary Hotel website at https://www.thenotaryhotel.com or contact 215-496-3200 to speak with one of the hotel’s team members.
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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